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EXHIBIT 23.3

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, CO 80211

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement of OnSource Corporation and Consolidated Subsidiaries on Form SB-2 of our report dated October 1, 2004 relating to the financial statements of OnSource Corporation and Consolidated Subsidiaries as of and for the years ended December 31, 2004 and 2003, which is incorporated by reference into such Form SB-2, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the prospectus.

/s/ SCHUMACHER & ASSOCIATES, INC. Schumacher & Associates, Inc. Denver, Colorado
June 17, 2005

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  EXHIBIT 23.3
Schumacher & Associates, Inc. Certified Public Accountants 2525 Fifteenth Street, Suite 3H Denver, CO 80211